EXHIBIT 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

Among

OCCIDENTAL PETROLEUM CORPORATION,

OCCIDENTAL TRANSACTION 1, LLC

and

VINTAGE PETROLEUM, INC.

Dated as of October 13, 2005

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Table of Contents

Page

ARTICLE I

The Merger; Closing; Effective Time

1.1	The Merger	2
1.2	Closing	2
1.3	Effective Time	2

ARTICLE II

Certificate of Formation and Operating Agreement of the Surviving Entity

2.1	The Certificate of Formation	2
2.2	The Operating Agreement	2

ARTICLE III

Officers and Managers of the Surviving Entity

3.1	Managers	3
3.2	Officers	3

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1	Effect on Capital Stock	3
4.2	Exchange of Certificates for Shares	4
4.3	Dissenters’ Rights	6
4.4	Adjustments to Prevent Dilution	7
4.5	Treatment of Company Options and Awards	7

ARTICLE V

Representations and Warranties

5.1	Representations and Warranties of the Company	8
5.2	Representations and Warranties of Parent and Merger Sub	29

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ARTICLE VI

Covenants

ARTICLE VII

Conditions

7.1	Conditions to Each Party’s Obligation to Effect the Merger	44
7.2	Conditions to Obligations of Parent and Merger Sub	45
7.3	Conditions to Obligation of the Company	46

ARTICLE VIII

Termination

8.1	Termination by Mutual Consent	47
8.2	Termination by Either Parent or the Company	48
8.3	Termination by the Company	48
8.4	Termination by Parent	48
8.5	Effect of Termination and Abandonment	49

ARTICLE IX

Miscellaneous and General

9.1	Survival	49
9.2	Modification or Amendment	49
9.3	Waiver of Conditions	50
9.4	Counterparts	50
9.5	GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL	50

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of October 13, 2005, among Vintage Petroleum, Inc., a Delaware corporation (the “Company”), Occidental Petroleum Corporation, a Delaware corporation (“Parent”), and Occidental Transaction 1, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Merger Sub” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Entities”).

RECITALS

WHEREAS, the respective boards of directors or board of managers, as the case may be, of each of Parent, Merger Sub and the Company have approved the merger of the Company with and into Merger Sub (the “Merger”) and approved the Merger upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”); and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

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ARTICLE I

THE MERGER; CLOSING; EFFECTIVE TIME

1.1        The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Delaware Limited Liability Company Act (the “LLC Act”), the Company shall be merged with and into Merger Sub and the separate corporate existence of the Company shall thereupon cease. Merger Sub shall be the surviving company in the Merger (sometimes hereinafter referred to as the “Surviving Entity”).

1.2        Closing. Unless otherwise mutually agreed in writing between the Company and Parent, the closing of the Merger (the “Closing”) shall take place (i) at the offices of Sullivan & Cromwell LLP, 1888 Century Park East, Los Angeles, California, at 9:00 A.M. on the first business day (the “Closing Date”) following the day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3        Effective Time. As soon as practicable following the Closing, the Company and Parent will cause a Certificate of Merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and the LLC Act. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

CERTIFICATE OF FORMATION AND OPERATING AGREEMENT OF THE SURVIVING ENTITY

2.1        The Certificate of Formation. The certificate of formation of Merger Sub as in effect immediately prior to the Effective Time shall be the certificate of formation of the Surviving Entity (the “Certificate of Formation”), until duly amended as provided therein or by applicable law.

2.2        The Operating Agreement. The operating agreement of Merger Sub in effect at the Effective Time shall be the operating agreement of the Surviving Entity (the “Operating Agreement”), until thereafter amended as provided therein or by applicable law.

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ARTICLE III

OFFICERS AND MANAGERS OF THE SURVIVING ENTITY

3.1        Managers. The managers of Merger Sub at the Effective Time shall, from and after the Effective Time, be the managers of the Surviving Entity until their successors have been duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the Certificate of Formation and Operating Agreement.

3.2        Officers. The officers of the Merger Sub at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Entity until their successors have been duly elected or appointed and qualify or until their earlier death, resignation or removal in accordance with the Certificate of Formation and Operating Agreement.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

4.1        Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)        Merger Consideration. Each share of the Common Stock, par value $0.005 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding at the Effective Time (other than Shares owned by Parent and Merger Sub (collectively, the “Parent Companies”) or Shares that are owned by the Company and not held on behalf of third parties or Shares (“Dissenting Shares”) that are held by stockholders (“Dissenting Stockholders”) exercising appraisal rights pursuant to Section 262 of the DGCL (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into, and become exchangeable for 0.42 of a share of Common Stock, par value $0.20 per share, of Parent (the “Parent Common Stock”) plus $20.00 in cash (the “Mixed Consideration”). At the Effective Time, all Shares shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each certificate representing any of such Shares (other than Excluded Shares) (a “Certificate”) shall thereafter represent only the right to receive the Mixed Consideration and the right, if any, to receive pursuant to Section 4.2(e) cash in lieu of fractional shares into which such Shares have been converted pursuant to this Section 4.1(a) and any dividends or other distributions pursuant to Section 4.2(c) and any Dissenting Shares shall thereafter represent only the right to receive the payments set forth in Section 4.3.

(b)        Cancellation of Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

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(c)        Capital Interests of Merger Sub. At the Effective Time, each capital interest of Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and be one hundred percent of the capital interest of the Surviving Entity.

4.2	Exchange of Certificates for Shares

(a)        Exchange Agent. As of the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent selected by Parent, with the Company’s prior approval, which shall not be unreasonably withheld (the “Exchange Agent”), for the benefit of the holders of Shares, certificates representing the shares of Parent Common Stock and any cash and any dividends or other distributions with respect to the Parent Common Stock to be issued or paid pursuant to Sections 4.1 and 4.2(c) in exchange for outstanding Shares upon due surrender of the Certificates pursuant to the provisions of this Article IV (such cash and certificates for shares of Parent Common Stock, together with the amount of any dividends or other distributions payable with respect thereto, being hereinafter referred to as the “Exchange Fund”).

(b)        Exchange Procedures. Appropriate transmittal materials shall be provided by the Exchange Agent to holders of record of Shares as soon as practicable after the Effective Time advising such holders of the effectiveness of the Merger and the procedure for surrendering the Certificates to the Exchange Agent. Upon the surrender of a Certificate to the Exchange Agent in accordance with the terms of such transmittal materials, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of Parent Common Stock that such holder is entitled to receive pursuant to this Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) the cash amount that such holder is entitled to receive pursuant to Section 4.1(a) plus (B) any cash in lieu of fractional shares plus (C) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of Parent Common Stock in a name other than that of the registered

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holder of the Certificate surrendered, or shall establish to the satisfaction of Parent or the Exchange Agent that such tax has been paid or is not applicable.

For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(c)        Distributions with Respect to Unexchanged Shares; Voting. (i) All shares of Parent Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the Parent Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time theretofore payable with respect to such whole shares of Parent Common Stock and not paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of Parent Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender.

(ii)         Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of Parent stockholders the number of whole shares of Parent Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

(d)        Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(e)        Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of Parent Common Stock will be issued and any holder of Shares entitled to receive a fractional share of Parent Common Stock but for this Section 4.2(e) shall be entitled to receive a cash payment in lieu thereof, which payment shall be calculated by the Exchange Agent and shall represent such holder’s proportionate interest in a share of Parent Common Stock based on the net proceeds from the sale by the Exchange Agent on behalf of such holder of the aggregate fractional shares of Parent Common Stock that such holder otherwise would be entitled to receive. Any such sale shall be made by the Exchange Agent within five business days after the date upon which the Certificate(s) (or affidavit(s) of loss in lieu thereof) that would otherwise result in the

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issuance of such fractional shares of Parent Common Stock have been received by the Exchange Agent.

(f)         Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof and any Parent Common Stock) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to Parent. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to Parent for delivery of any certificates for shares of Parent Common Stock of such stockholders and payment of any cash, dividends and other distributions in respect thereof payable and/or issuable pursuant to Section 4.1 and Section 4.2(c) upon due surrender of their Certificates (or affidavit(s) of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)        Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock and any cash, unpaid dividends and other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered.

(h)        Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any “affiliate” (as determined pursuant to Section 6.8) of the Company shall not be exchanged until Parent has received a written agreement from such Person as provided in Section 6.8.

4.3        Dissenters’ Rights. No Dissenting Stockholder shall be entitled to shares of Parent Common Stock or cash in lieu of fractional shares or any dividends or other distributions pursuant to this Article IV unless and until the holder thereof shall have failed to perfect or shall have effectively withdrawn or lost such holder’s right to dissent from the Merger under the DGCL, and any Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. If any Person who otherwise would be deemed a Dissenting Stockholder shall have failed to properly perfect or shall have effectively withdrawn or lost the right to dissent with respect to any Shares, such Shares shall thereupon be treated as though such Shares had been converted into shares of Parent Common Stock plus the cash amount that such Person is entitled to receive pursuant to Section 4.1(a). The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served

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pursuant to applicable law received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4        Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares, or Parent changes the number of shares of Parent Common Stock or securities convertible or exchangeable into or exercisable for shares of Parent Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Mixed Consideration shall be equitably adjusted.

4.5        Treatment of Company Options and Awards. (a) Company Options. Immediately prior to the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans, whether vested or unvested and whether exercisable or not exercisable, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after surrender thereof, an amount in cash equal to the product of (i) the number of Shares subject to the Company Option immediately prior to the Effective Time and (ii) the amount by which the sum of (x) $20.00 plus (y) the Average Closing Price times 0.42 exceeds the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment. As used in this Agreement, the “Average Closing Price” shall mean the average of the per share closing prices of Parent Common Stock as reported on the NYSE composite transactions reporting system (as reported in the New York City edition of The Wall Street Journal or, if not reported thereby, another authoritative source) for the five trading day period ending on the last trading day prior to the Closing Date.

(b)        Other Stock Based Plans and Company Awards. Immediately prior to the Effective Time, each unvested restricted stock award and each restricted stock right award including performance-based restricted stock right awards (collectively, the “Company Awards”) shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after surrender thereof, an amount in cash equal to the product of (i) the number of Shares subject to such unvested Company Award (assuming, for any performance-based Company Award outstanding on or before October 1, 2005, that the percentage base number of Shares earned under each such Company Award was 200%, and assuming, for any performance-based Company Award granted after October 1, 2005, that the percentage base number of Shares earned under each such Company Award was 100%) and (ii) the sum of (x) $20.00 plus (y) the Average Closing Price times 0.42, less applicable Taxes required to be withheld with respect to such payment.

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(c)        Corporate Actions. At or prior to the Effective Time, the Company, its Board of Directors and its compensation committee, as applicable, shall adopt any resolutions and take any actions, including adoption of any appropriate amendments to the Stock Plans and other Company Benefit Plans which are necessary to effectuate the provisions of Sections 4.5(a) and (b).

(d)        No Right to Acquire Shares. The Company shall take all actions necessary to ensure that from and after the Effective Time (i) neither Parent nor the Surviving Entity will be required to deliver Shares or other capital stock of the Company or any of its Subsidiaries to any Person pursuant to or in settlement of Company Options or Company Awards after the Effective Time, and (ii) the Surviving Entity will not be bound by any options, rights, awards or arrangements which would entitle any Person, other than Parent or Merger Sub, to beneficially own shares of the Surviving Entity or Parent or receive any payments (other than as set forth in this Section 4.5) in respect of such options, rights, awards or arrangements.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.1        Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company on or prior to entering into this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to Parent and Merger Sub that:

(a)        Organization, Good Standing and Qualification. Each of the Company and each of its Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other foreign business entity in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, when taken together with all other such failures, is not reasonably likely to have a Company Material Adverse Effect. The Company has made available to Parent a complete and correct copy of the Company’s and its Subsidiaries’ certificates of incorporation and by-laws or other organizational documents, each as amended to the date hereof. The Company’s and its Subsidiaries’ certificates of incorporation and by-laws or other organizational documents so delivered are in full force and effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its organizational documents. Section 5.1(a) of the Company Disclosure Schedule contains a correct and complete list of each jurisdiction where the Company and each of its Subsidiaries is organized and qualified to do business.

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As used in this Agreement, the term (i) “Subsidiary” means, with respect to the Company, Parent or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries; and (ii) “Company Material Adverse Effect” means an effect that is materially adverse to the financial condition, properties, liabilities, prospects, business or results of operations of the Company and its Subsidiaries taken as a whole or that could reasonably be expected to materially impair the ability of the Company to perform under this Agreement or to consummate the Merger; provided, however, that any such effect resulting from any change in economic or business conditions generally, or in the oil and gas exploration, development and production industries specifically, either worldwide or in any geographic region where the Company and its Subsidiaries conduct business, including any change in commodity prices, shall not be considered when determining if a Company Material Adverse Effect has occurred; provided, however, that such state of facts, circumstance, event or change does not (x) primarily relate to (or have the effect of primarily relating to) the Company and its Subsidiaries or (y) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the oil and gas exploration, development and production industries in such regions.

(b)        Capital Structure. The authorized capital stock of the Company consists of 160,000,000 Shares, of which 67,212,548 Shares were outstanding as of the close of business on the date of this Agreement, and 5,000,000 shares of Preferred Stock, having a par value of $.01 per share (the “Preferred Shares”), of which zero shares are outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. The Company has no Shares or Preferred Shares reserved for issuance, except that, as of the date of this Agreement, there were 6,039,159 Shares reserved for issuance pursuant to the Company’s 1990 Stock Plan, as amended, and Non-Management Director Stock Option Plan (together, the “Stock Plans”), and 80,000 Preferred Shares reserved for issuance pursuant to the Rights Agreement, dated as of March 16, 1999 and amended as of April 3, 2002, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agreement”). Section 5.1(b) of the Company Disclosure Schedule contains a correct and complete list of each Company Option and Company Award as of a date within one week of the date hereof, including the date of grant, exercise price (as applicable) and number of Shares subject thereto. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any Lien. Except as set forth above and pursuant to the Rights Agreement, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, transfer

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or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”). The Company Disclosure Schedule contains a true and complete list of each Person in which the Company owns, directly or indirectly, any voting interest that may require a filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(c)        Corporate Authority; Approval and Opinions of Financial Advisors. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to approval of this Agreement by the holders of a majority of the outstanding Shares (the “Company Requisite Vote”), and to consummate the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii)         The Board of Directors of the Company (A) has unanimously approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and (B) has received the opinion of each of its financial advisors, Credit Suisse First Boston LLC and Lehman Brothers Inc., to the effect that, as of the date of such opinion, the Mixed Consideration to be received by the holders of the Shares in the Merger is fair, from a financial point of view, to such holders (other than Parent and its affiliates), copies of which opinions will be delivered to Parent. It is agreed and understood that such opinions are for the benefit of the Company’s Board of Directors and may not be relied on by Parent or Merger Sub.

(d)        Governmental Filings; No Violations; Certain Contracts, Etc. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended (the “Securities Act”), (C) required to be made with the New York Stock Exchange (the “NYSE”), and (D) other foreign approvals, state securities, takeover and “blue sky” laws, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and

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the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii)         The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing instruments of any of its Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the loss of any benefit under, the acceleration of any obligations or the creation of a Lien on the assets of the Company or any of its Subsidiaries (with or without notice, lapse of time or both), pursuant to, any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (“Contracts”) binding upon the Company or any of its Subsidiaries or any Laws or governmental or non-governmental production sharing contract, lease or license, permit or other similar agreement or right permitting the Company or any of its Subsidiaries to explore for, develop, use, produce, sever, process, operate and occupy interests in oil, bitumen and products derived therefrom, synthetic crude oil, petroleum, natural gas, natural gas liquids, coal bed methane, and any and all other substances produced in association with any of the foregoing, whether liquid, solid or gaseous (collectively, “Hydrocarbons”) and associated fixtures or structures for a specified period of time (collectively, “Hydrocarbon Contracts”), or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Section 5.1(d) of the Company Disclosure Schedule sets forth a correct and complete list of material Contracts, including all Hydrocarbon Contracts, of the Company and its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

(iii)        Section 5.1(d) of the Company Disclosure Schedule sets forth a correct and complete list of all material claims held by the Company or any of its Subsidiaries, as creditors or claimants, with respect to debtors or debtors-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”), together with a correct and complete list of all orders entered by the applicable United States Bankruptcy Court with respect to each such proceeding. None of such orders, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect.

(e)        Company Reports; Financial Statements. (i) The Company has delivered to Parent each registration statement, report, proxy statement and information

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statement prepared by it since December 31, 2004 (the “Audit Date”), including (A) the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and (B) the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, and June 30, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the “SEC”) (collectively, including any such reports filed subsequent to the date hereof and as amended, the “Company Reports”). As of their respective dates (or, if amended, as of the date of such amendment) the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be otherwise noted therein.

(ii)         The Company is in compliance in all material respects with (A) the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and (B) the applicable listing and corporate governance rules and regulations of the NYSE. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) thereof, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its affiliates has made, arranged or modified (in any material way) personal loans to any executive officer or director of the Company.

(iii)        The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 or 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. The Company has

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disclosed, based on its most recent evaluation prior to the date hereof of internal control over financial reporting, to the Company’s auditors and the audit committee of the Board of Directors of the Company (A) any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent true and correct copies of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2003. Since January 1, 2003, no former or current employee of the Company or any of its Subsidiaries has reported or alleged to the audit committee of the Board of Directors of the Company or the Company’s auditors questionable accounting or auditing practices. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.

(iv)        The Company has not granted any waivers with respect to its policies regarding ethical conduct.

(f)         Absence of Certain Changes. Except as disclosed in the Company Reports filed prior to the date hereof, since the Audit Date the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, prospects, business or results of operations of the Company and its Subsidiaries or any development or combination of developments of which the Company has knowledge that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance; (iii) any material acquisition or disposition of assets by the Company or any of its Subsidiaries, including the sale, lease, farm-out, license or other disposition of any material properties or assets, except for (A) sales of Hydrocarbons in the ordinary course of business, (B) dispositions of interests in exploratory prospects in exchange for interests in other prospects from third parties which the Company in good faith believes to have an equivalent value, consistent with past practices, and (C) sales of equipment and/or replacements thereof in the ordinary course of business; (iv) any declaration, setting aside or payment of any dividend or other distribution in cash, stock or property in respect of the capital stock of the Company, except for dividends or other distributions on its capital stock publicly announced prior to the date hereof and except as expressly permitted hereby; (v) any change by the Company in accounting principles, practices or methods;

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or (vi) any (A) Tax election made or changed, (B) Tax audit settled, or (C) amended Tax Return filed, in each case, that is reasonably likely to result in an increase to a Tax liability, which increase has had or is likely to result in a Company Material Adverse Effect. Since the Audit Date, except as provided for herein or as disclosed in the Company Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by the Company or any of its Subsidiaries to officers or key employees or any amendment of any of the Compensation and Benefit Plans other than increases or amendments in the ordinary course. As used in this Agreement, the term “knowledge” (with respect to representations in this Section 5.1) shall mean the actual knowledge, after reasonable inquiry, of the officers and employees of the Company listed on Section 5.1(f) of the Company Disclosure Schedule.

(g)        Litigation and Liabilities. Except as disclosed in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law, or any other facts or circumstances of which the Company has knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(h)	Employee Benefits and Employment Matters.

(i)         All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including the Stock Plans and “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, pension, retirement, profit-sharing, thrift, savings, employment, termination, severance, compensation, medical, health, employee stock ownership, stock bonus, restricted stock, stock option, stock purchase, stock appreciation rights, Company stock based, incentive and bonus plans (the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Company Non–U.S. Benefit Plans”), are listed on Schedule 5.1(h)(i) of the Company Disclosure Schedule, and each Company Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Company Benefit Plans listed on Schedule 5.1(h)(i) of the Company Disclosure Schedule, including any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Benefit Plans,

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and all amendments thereto have been provided or made available to Parent. Each Company Benefit Plan containing “change of control” or similar provisions is specifically identified on Schedule 5.1(h)(i) of the Company Disclosure Schedule.

(ii)         All Company Benefit Plans, other than Company Non–U.S. Benefit Plans, are in substantial compliance with ERISA, the Code and other applicable laws. Each Company Benefit Plan which is subject to ERISA (the “Company ERISA Plans”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) and that is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. There is no voluntary employees’ beneficiary association, within the meaning of Section 501(c)(9) of the Code, which provides benefits under a Company Benefit Plan. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any such Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980F of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

(iii)        No Company Benefit Plan is a multiple employer plan within the meaning of Code section 413(c) or ERISA section 4063, 4064 or 4066 or a “multiemployer plan” within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”). No Company Benefit Plan is a multiple employer welfare arrangement as defined in ERISA section 3(40). Neither the Company nor any of its Subsidiaries nor any Company ERISA Affiliate has contributed to, or had an obligation to contribute to, a Multiemployer Plan.

(iv)        To the knowledge of the Company, with respect to each Company Benefit Plan, no event has occurred, and there exists no condition or set of circumstances, in connection with which the Company could directly or indirectly (through a commonly controlled entity or otherwise) be subject to any liability, other than any liability for benefits claims and funding obligations payable in the ordinary course. To the knowledge of the Company, the Company and each commonly controlled entity have made all payments due from it to date with respect to each Company Benefit Plan.

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(v)        No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (a “Company ERISA Affiliate”). The Company and its Subsidiaries have not incurred and do not expect to incur any withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of a Company ERISA Affiliate). No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Pension Plan or by any Company ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement. No notices have been required to be sent to participants and beneficiaries or the PBGC under Section 302 or 4011 of ERISA or Section 412 of the Code (including Section 412(m)). No event has occurred, and there exists no condition or set of circumstances, which presents a material risk that any Company Pension Plan has or is likely to experience a partial termination within the meaning of Code section 411(d)(3).

(vi)        All contributions required to be made under each Company Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Company Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Company Reports prior to the date hereof. Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no Company ERISA Affiliate has an outstanding funding waiver. Neither any Company Pension Plan nor any single-employer plan of a Company ERISA Affiliate has been required to file information pursuant to Section 4010 of ERISA for the current or most recently completed plan year. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Company Pension Plan or to any single-employer plan of a Company ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(vii)       No Company Pension Plan was or is subject to the provisions of Section 302 or 4022 of ERISA or the provisions of Section 412 of the Code.

(viii)      As of the date hereof, there is no material pending or, to the knowledge of the Company threatened, litigation relating to the Company Benefit

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Plans. There are no actions, liens, suits or claims pending or, to the knowledge of the Company, threatened (other than routine claims for benefits) with respect to any Company Benefit Plan or against the assets of any Company Benefit Plan. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life insurance benefits under any Company ERISA Plan or collective bargaining agreement (other than COBRA continuation coverage); retiree health and life insurance benefits mean medical and life insurance benefits provided to current or former employees beyond their retirement or other termination of service. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(ix)        To the knowledge of the Company, each Company Benefit Plan that is a “group health plan” (as defined in ERISA section 607(1) or Code section 5001(b)(1)) has been operated at all times in material compliance with the provisions of COBRA, HIPAA and any applicable, similar state law.

(x)        Each Company Pension Plan that is not qualified under Code section 401(a) or 403(a) is exempt from Part 2, 3 and 4 of Title I of ERISA as an unfunded plan that is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, pursuant to ERISA section 201(2), 301(a)(3), and 401(a)(1). No assets of the Company are allocated to or held in a “rabbi trust,” “secular trust,” or similar funding vehicle.

(xi)        There are no reserves, assets, surpluses or prepaid premiums with respect to any Company Benefit Plan.

(xii)       There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Company Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (A) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) except as required in connection with the termination of the Company’s 401(k) Plan pursuant to the requirement of Section 6.11(a), accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans, (C) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Company Benefit Plans,

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or (D) result in payments under any of the Company Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

(xiii)      As of the Closing, none of the Company, any of its Subsidiaries or any entity with which the Company or any of its Subsidiaries could be considered a single employer under 29 U.S.C. section 2101(a)(1) or under any relevant case-law has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act, as it may be amended from time to time.

(xiv)      To the knowledge of the Company, all Company Non–U.S. Benefit Plans comply in all material respects with applicable local law, provided that solely for purposes of this sentence, the term “knowledge” shall mean the actual knowledge, after reasonable inquiry, of those individuals listed in Section 5.1(f) of the Company Disclosure Schedule and the General Manager–Argentina. All Company Non–U.S. Benefit Plans are listed on Schedule 5.1(h)(xiv) of the Company Disclosure Schedule. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Company Non–U.S. Benefit Plan. As of the date hereof, there is no pending or, to the knowledge of the Company, threatened material litigation relating to Company Non–U.S. Benefit Plans.

(xv)       As of the date hereof, to the knowledge of the Company, with respect to Employees, there are no (i) charges of discrimination before the Equal Employment Opportunity Commission or any other Governmental Entity, (ii) claims for unpaid wages or benefits, including overtime compensation, before the United States Department of Labor or any other Governmental Entity, (iii) claims for workers’ compensation or occupational disease benefits, (iv) claims for damages, wages, or other relief to or arising from employment, termination from employment or refusal to hire, (v) claims relating to an alleged failure to provide any leave or notice required by the Family and Medical Leave Act, (vi) investigations, citations or complaints by the Occupational Safety and Health Administration, and (vii) claims or conciliation agreements relating to any alleged failure to comply with Executive Order 11246 or Federal Contract Compliance with respect to Employees, which, in the case of any of the above clauses, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. To its knowledge, the Company is (A) in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment, wages and hours, and (B) not engaged in any unfair labor or unlawful employment practice.

(i)         Compliance with Laws; Permits. Except as disclosed in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation in any material respect of any federal, state, local or foreign law, statute, ordinance, rule,

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regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”). Except as disclosed in the Company Reports filed prior to the date hereof or with respect to regulatory matters covered by Section 6.5, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity indicated to the Company or any of its Subsidiaries an intention to conduct the same. To the knowledge of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Each of the Company and each of its Subsidiaries has all governmental permits, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(j)         Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each a “Takeover Statute”) or any anti-takeover provision in the Company’s Restated Certificate of Incorporation and By-Laws is, or at the Effective Time will be, applicable to the Shares, the Merger or the other transactions contemplated by this Agreement. The Board of Directors of the Company has taken all action so that Parent will not be prohibited from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of the DGCL or the Company’s Restated Certificate of Incorporation) as a result of the execution of this Agreement, or the consummation of the transactions contemplated hereby.

(k)        Environmental Matters. Except as set forth in the Company Reports filed prior to the date of this Agreement and except for matters that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect:

(i)         The Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective predecessors have been at all times operated, and are, in compliance with all applicable Environmental Laws, including all limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in all applicable Environmental Laws.

(ii)         The Company and each of its Subsidiaries, and, to the knowledge of the Company, their respective predecessors, have obtained and have been at all times operated, and are in compliance with, and have made all appropriate filings for issuance or renewal of, all material permits, licenses, authorizations, registrations, orders, variances and other governmental consents

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required by, applicable Environmental Laws (“Environmental Permits”), including those regulating emissions, discharges, releases or the remediation of Hazardous Substances, or the use, storage, treatment, transportation, release, emission and disposal of raw materials, by-products, wastes and other substances used or produced by or otherwise relating to the business of the Company or any of its Subsidiaries.

(iii)        None of the Company’s and its Subsidiaries’, and, to the knowledge of the Company, their respective predecessors, currently or formerly owned or operated real property has had any release, discharge or emission of Hazardous Substances that could reasonably be expected to require remediation pursuant to any applicable Environmental Law.

(iv)        There are no claims, notices, civil, criminal or administrative actions, suits, hearings, investigations, inquiries or proceedings pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the knowledge of the Company, their respective predecessors as to which the Company or any of its Subsidiaries have any obligations by contract or otherwise to defend or indemnify such predecessor, that are based on or related to any Environmental Matters or the failure to have any required Environmental Permits.

(v)        There are no past or present conditions, events, circumstances, facts, activities, practices, incidents, actions, omissions or plans (including anticipated regulatory or legislative requirements): (A) that are reasonably likely to give rise to any liability or other obligation under any Environmental Laws or require the Company or any of its Subsidiaries to incur any Environmental Costs, or (B) that are reasonably likely to form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against or involving the Company or any of its Subsidiaries based on or related to any Environmental Matter or that could require the Company or any of its Subsidiaries to incur any Environmental Costs.

(vi)        Neither the Company nor any of its Subsidiaries has received any notice (written or oral) or other communication that any of them is or may be a potentially responsible person or otherwise liable in connection with any site allegedly containing any Hazardous Substances, other location where there has been a release of any Hazardous Substances, or claim relating to or arising from exposure to or any injury, personal or property, from any Hazardous Substance, or notice of any failure of the Company, any of its Subsidiaries, or, to the knowledge of the Company, their respective predecessors to comply in any material respect with any Environmental Law or the requirements of any Environmental Permit.

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(vii)       Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, their respective predecessors has used any waste disposal site, or otherwise disposed of, transported, or arranged for the transportation of, any Hazardous Substances to any place or location in violation of, or as could be expected to result in liability to the Company or any of its Subsidiaries under, any Environmental Laws.

(viii)      Neither the Company, any of its Subsidiaries nor, to the knowledge of the Company, their respective predecessors as to which the Company or any of its Subsidiaries have any obligations by contract or otherwise to defend or indemnify such predecessor, has been requested or required by any Governmental Entity to perform any investigatory or remedial activity or other action in connection with any actual or alleged release of Hazardous Substances or any other Environmental Matter.

For the purposes of this Agreement, the following terms shall have the meanings indicated:

“Environmental Costs” means any actual or potential cleanup, remediation, removal, restoration or other response costs (which shall include costs to cause the representing party or its Subsidiaries to come into compliance with Environmental Laws or Environmental Permits, either voluntarily or by order or requirement of a Governmental Entity), investigation costs (including fees of consultants, counsel and other experts in connection with any environmental investigation, testing, audits or studies), losses, capital expenditures, liabilities or obligations (including liabilities or obligations under any Environmental Permit, lease or other contract), payments, damages (including any actual, punitive or consequential damages under any statutory laws, common law cause of action or contractual obligations or otherwise, including damages (a) to third parties for personal injury or property damage, or (b) to natural resources), administrative, civil or criminal fines or penalties, judgments and amounts paid in settlement arising out of or relating to or resulting from any Environmental Matter.

“Environmental Matter” means any matter arising out of, relating to, or resulting from pollution, contamination, protection of the environment and natural resources, human health or safety, health and sanitation, including any matters relating to emissions, discharges, disseminations, releases or threatened releases, of Hazardous Substances into any environmental medium or real property improvement, such as the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise arising out of, relating to, or resulting from the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport, handling, management, release or threatened release of Hazardous Substances.

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“Hazardous Substances” means any pollutants, contaminants, toxic or hazardous or dangerous substances, materials, wastes, constituents, compounds, chemicals, natural or man-made elements or forces (including petroleum or any by-products or fractions thereof, any form of natural gas, Bevill Amendment materials, lead, asbestos and asbestos-containing materials), products, building construction materials and debris, the group of organic compounds known as polychlorinated biphenyls (“PCBs”) and PCB-containing equipment, radon and other radioactive elements, ionizing radiation, electromagnetic field radiation and other non-ionizing radiation, sonic forces and other natural forces, infectious, carcinogenic, mutagenic, or etiologic agents, pesticides, defoliants, explosives, flammables and corrosives that are regulated by, or may now or in the future form the basis of liability under, any Environmental Laws.

“Environmental Laws” means any foreign, national, constitutional, federal, state, regional, district or local law, statute, ordinance, rule, permit requirement or regulation governing Environmental Matters, as the same have been or may be amended from time to time, including any common law cause of action providing any right or remedy relating to Environmental Matters, all indemnity agreements and other contractual obligations (including leases, asset purchase and merger agreements) relating to environmental matters, and all applicable judicial and administrative decisions, orders, and decrees relating to Environmental Matters.

(l)         Tax Matters. As of the date hereof, neither the Company nor any of its affiliates has taken or agreed to take any action, nor does the Company have any knowledge of any fact or circumstance, that would prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(m)       Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes that are required to be paid or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the Company threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are reasonably likely to have a Company Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2002 through 2004 and true and correct summaries of certain information related to foreign operations derived from United States

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federal income Tax Returns for each of the fiscal years ended December 31, 1995 through 2001. The Company and its Subsidiaries have made provision for all Taxes payable by the Company and its Subsidiaries for which no Company Tax Return has yet been filed. The charges, accruals and reserves for Taxes with respect to the Company and its Subsidiaries reflected on the Company Reports are adequate under GAAP to cover the Tax liabilities accruing through the date thereof. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is liable for any Tax imposed on any entity other than such Person, except as the result of the application of Treas. Reg. section 1.1502-6 (and any comparable provision of the tax laws of any state, local or foreign jurisdiction) to the affiliated group of which the Company or any of its Subsidiaries is or was the common parent. Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries has any material liability with respect to income, franchise or similar Taxes that accrued on or before June 30, 2005 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(n)        Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor, as of the date hereof, is the Company or any of its Subsidiaries the subject of any material proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries.

(o)        Insurance. All material property and casualty and general liability insurance policies maintained by the Company or any of its Subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of the Company and its Subsidiaries and their respective

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properties and assets, and are in character and amount at least equivalent to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(p)        Intellectual Property. The Company and its Subsidiaries own or possess adequate licenses or other valid rights to use all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyrights and proprietary information used or held for use in connection with their respective businesses (“Intellectual Property”) as currently being conducted, except where the failure to own or possess such licenses and other rights does not and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and there are no assertions or claims challenging the validity of any of the foregoing that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. The conduct of the Company's and its Subsidiaries' respective businesses as currently conducted does not conflict with any patents, patent rights, licenses, trademarks, trademark rights, trade names, trade name rights or copyrights of others that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. There is no material infringement of, or challenge to, any proprietary right owned by or licensed by or to Company or any of its Subsidiaries that is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(q)        Rights Agreement. (i)  The Company has amended the Rights Agreement to provide that Parent shall not be deemed an Acquiring Person (as defined in the Rights Agreement) and that the Rights (as defined in the Rights Agreement) will not separate from the Shares or become exercisable solely as a result of entering into this Agreement or consummation of the Merger and/or the other transactions contemplated hereby.

(ii)         The Company has taken all necessary action with respect to all of the outstanding Rights so that, as of immediately prior to the Effective Time, (A) neither the Company nor Parent will have any obligations under the Rights or the Rights Agreement except obligations to the rights agent under Section 18 of the Rights Agreement, (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement, and (C) the Rights shall terminate.

(r)         Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Credit Suisse First Boston LLC and Lehman Brothers Inc. as its financial advisors, the arrangements with which have been disclosed to Parent prior to the date hereof.

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(s)         Properties. (i) The Company and its Subsidiaries have Good and Marketable Title, for oil and gas purposes, in and to all Hydrocarbon Contracts, free and clear of any liens, security interests, charges, mortgages or other encumbrances of any kind (collectively “Liens”), except: (a) Liens associated with obligations reflected in the Company Reserve Reports or the Company Reports; (b) Liens for current taxes not yet due and payable; (c) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s, and other similar liens, charges or encumbrances arising in the ordinary course of business (A) if they have not been perfected pursuant to law, (B) if perfected, they have not yet become due and payable or payment is being withheld as provided by law, or (C) if their validity is being contested in good faith by appropriate action; (d) all rights to consent by, required notices to, filings with, or other actions by governmental entities in connection with the sale or conveyance of oil and gas leases or interests if they are customarily obtained subsequent to the sale or conveyance; and (e) such imperfections of title, easements and Liens as are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. All Hydrocarbon Contracts are valid and effective and all royalties, rentals and other payments due by the Company have been paid, there are currently pending no written requests or demands for payments, adjustments of payments or performance pursuant thereto; none of the Company or any of its Subsidiaries is in breach of any of its obligations under any Hydrocarbon Contracts; and to the knowledge of the Company, no other party to any Hydrocarbon Contract is in breach of any of its obligations thereunder, except in each case, as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect. All major items of operating equipment of the Company and its Subsidiaries are in good operating condition and in a state of reasonable maintenance and repair, ordinary wear and tear excepted, except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(ii)         The term “Good and Marketable Title” shall, for purposes of this Section 5.1(s), with respect to the Company and its Subsidiaries, mean such title that: (A) is deducible of record (from the records of the applicable parish or county or (1) in the case of federal leases, from the records of the applicable office of the Minerals Management Service or Bureau of Land Management, (2) in the case of Indian leases, from the applicable office of the Bureau of Indian Affairs, (3) in the case of state leases, from the records of the applicable state land office or (4) in the case of foreign assets, including assets located in Argentina, Bolivia and Yemen, from the records of the applicable governmental or recording agency’s office in those jurisdictions, or in each of case (1) through (4) as is assignable to the Company or one of its Subsidiaries out of an interest of record by reason of the performance by the Company or one of its Subsidiaries of all operations required to earn an enforceable right to such assignment); (B) is free from reasonable doubt to the end that a prudent purchaser engaged in the business of the ownership, development and operation of producing oil and gas properties with knowledge of all of the facts and their legal bearing would be willing to accept and pay full value for the same and a prudent lender would be willing to lend against it as collateral without discount for title

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matters; (C) entitles the Company or one or more of its Subsidiaries to receive not less than the interest set forth in the Company Reserve Report with respect to each proved property evaluated therein or with respect to unproved properties as set forth in the related Hydrocarbon Contracts; (D) obligates the Company or one or more of its Subsidiaries to pay costs and expenses relating to each such proved property in an amount not greater than the interest set forth in the Company Reserve Report with respect to such property or with respect to unproved properties as set forth in the related Hydrocarbon Contracts, in each case, without increase over the life of such property except as shown on the Company Reserve Reports; and (E) does not restrict the ability of the Company or its Subsidiaries to utilize the properties as currently intended.

(iii)        As used in this Agreement, the term “Company Reserve Reports” means the reports furnished to Parent by Netherland, Sewell & Associates, Inc. for the United States, Argentina and Yemen and DeGolyer and MacNaughton for Bolivia or any other qualified and independent third party acceptable to Parent, containing statements and information with respect to the oil and gas reserves of the Company and its Subsidiaries as of January 1, 2005.

(t)         Oil and Gas Reserves. The Company has delivered to Parent the Company Reserve Reports, which were prepared in a manner consistent with the requirements of Statement of Financial Accounting Standards No. 69 (other than any information pertaining to or derived from probable or possible reserves and provided that such reports contain no information on plugging and abandonment costs). The factual, non-interpretive data on which the Company Reserve Reports were based for purposes of estimating the oil and gas reserves set forth in the Company Reserve Reports and in any supplement thereto or update thereof furnished to Parent was accurate and incorporates the following: the interests owned by Company and its Subsidiaries as of the effective date of the Company Reserve Reports; the cost of operating the properties; all production, unit cost and cost data; all tests, drilling activities and operations on the Company’s and its Subsidiaries’ properties of which the Company was aware at the time the Company Reserve Reports were prepared; all data related to productive wells and developed acreage assignable to such wells and undeveloped acreage; and the present value of future net cash flow from oil and gas reserves, and all capital costs reasonably expected by the Company at such time to be necessary to operate and develop the properties described therein.

(u)        Deliver-or-Pay Arrangements. Except as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, there are no shortages in the Company’s and its Subsidiaries’ gas production resulting in the Company’s and its Subsidiaries’ failure to satisfy all of its deliver-or-pay obligations. Section 5.1(u) of the Company Disclosure Schedule sets forth the Company’s estimates of its imbalances in gas production as of July 31, 2005. The Company does not have any other imbalances in gas production that, individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

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(v)        Hedging. The Company has set forth in Section 5.1(v) of the Company Disclosure Schedule a summary of the Company’s position with respect to its futures, forwards, swap, collar, floor, cap, option or other contracts that are intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, or securities (collectively, “Hedges”) as of the date hereof. Neither the Company nor any of its Subsidiaries is bound by any Hedges as of the date hereof.

(w)       Relations with Governments. To the knowledge of the Company, neither the Company nor any of its Subsidiaries, nor any director, officer, agent or employee of the Company or any of its Subsidiaries, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable export control, money laundering or anti-terrorism Law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any applicable Law of similar effect.

(x)        Material Contracts. (i) Except for this Agreement, the material contracts attached to the Company Reports and the Company Benefit Plans, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any “material contract” (as such term is defined in item 601(b)(10) of Regulation S-K of the SEC).

(ii)         Neither the Company nor any of its Subsidiaries or Joint Ventures is a party to or bound by:

A.         any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns more than a 5% voting or economic interest, or any interest valued at more than $10 million without regard to percentage voting or economic interest;

B.         any Contract that contains a put, call or other right of acquisition or disposition pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests (including licensing or leasehold interests) of any Person or assets that have a fair market value or purchase price of more than $10 million;

C.         any Contract containing any covenant (x) limiting in any respect the right of the Company, its Subsidiaries or any of its affiliates or Joint Ventures (or, after the Effective Time, Parent, its

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Subsidiaries or its affiliates or Joint Ventures) to engage in any type or line of business or compete with any Person in any type or line of business or to compete with any Person or the manner or locations in which any of them engage, (y) granting any exclusivity rights or “most favored nations” status that, following the Merger, would in any way apply to Parent or any of its Subsidiaries, including the Company and its Subsidiaries or Joint Ventures, or (z) otherwise prohibiting or limiting the right of the Company, its Subsidiaries or any of its affiliates and Joint Ventures to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any material Intellectual Property owned by the Company or any of its Subsidiaries;

D.         any licenses or similar agreements under which the Company or any of its Subsidiaries grants rights to third parties to Intellectual Property owned or controlled by them or any material licenses or similar agreements granting rights to the Company or any of its Subsidiaries to Intellectual Property; any confidentiality agreements or standstill agreements with any third party (or any agent thereof) that contains any exclusivity or standstill provisions that are or will be binding on the Company, any of its Subsidiaries or, after the Effective Time, Parent or any of its Subsidiaries; or

E.         any Contract (x) with any affiliate of the Company (other than its Subsidiaries), (y) with a Governmental Entity (other than ordinary course Contracts with (i) U.S. Governmental Entities and (ii) non-U.S. Governmental Entities as a customer) or (z) containing a standstill or similar agreement pursuant to which the Company or any of its Subsidiaries has agreed not to acquire assets or securities of another Person (the Contracts described in Section 5.1(x)(i) and clauses (A) – (E) of this Section 5.1(x)(ii), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

As used in this Agreement, “Joint Venture” of a Person shall mean any corporation or other Person that is not a Subsidiary of such Person, in which such Person owns directly or indirectly an equity, voting or other membership interest, other than equity, voting or other membership interests representing less than 5% of any class of the outstanding voting securities or equity or other voting or membership interests of any such Person and owned for passive investment purposes.

(iii)        Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any of the Company’s Material Contracts where such breach or default has had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any of the Company’s Material Contracts is in breach of or default under the terms of any of the Company’s

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Material Contracts where such breach or default has had, or is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company’s Material Contracts is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (B) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(y)        Dividends, Transfer of Funds and Investments. Except as set forth in the Company Reports, there are no Laws that materially limit the ability of Subsidiaries of the Company to pay dividends or otherwise transfer funds to the Company or any of its other Subsidiaries or the ability of the Company or any of its Subsidiaries to invest in or otherwise transfer funds to any other Subsidiaries of the Company.

5.2        Representations and Warranties of Parent and Merger Sub. Except as set forth in the disclosure letter delivered to the Company by Parent on or prior to entering into this Agreement (the “Parent Disclosure Schedule”), Parent and Merger Sub each hereby represent and warrant to the Company that:

(a)        Organization, Good Standing and Qualification. Parent is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation. Parent has furnished to the Company complete and correct copies of its certificate of incorporation and by-laws and the Certificate of Formation and Operating Agreement of Merger Sub in effect as of the date hereof, which are in full force and effect. Each of Parent and Merger Sub has all requisite corporate or other power and authority to own, lease and operate its assets and properties and to conduct its business as now conducted. Each of Parent and Merger Sub is qualified to do business as a foreign corporation or limited liability company, as applicable, and in good standing in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority when taken together with all other such failures, is not reasonably likely to have a Parent Material Adverse Effect.

As used in this Agreement, the term “Parent Material Adverse Effect” means an effect that is materially adverse to the financial condition, properties, liabilities, prospects, business or results of operations of the Parent and its significant subsidiaries, as defined in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act (“Significant Subsidiaries”) taken as a whole or that could reasonably be expected to

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materially impair the ability of the Parent to perform under this Agreement or to consummate the Merger; provided, however, that any such effect resulting from any change in economic or business conditions generally or in the oil and gas exploration, development and/or production industries specifically, shall not be considered when determining if a Parent Material Adverse Effect has occurred; provided, however, that such state of facts, circumstance, event or change does not (x) primarily relate to (or have the effect of primarily relating to) Parent and its Significant Subsidiaries or (y) disproportionately adversely affect Parent and its Significant Subsidiaries compared to other companies of similar size operating in the oil and gas exploration, development and production industries.

(b)        Capitalization of Merger Sub. The authorized capital of Merger Sub consists of 100% capital interests, all of which, as of the date hereof, are issued and outstanding and held of record by Parent. All outstanding capital interests of Merger Sub have been duly authorized and validly issued. All outstanding capital interests of Merger Sub have been issued and granted in all material respects in compliance with applicable securities laws and other requirements of law.

(c)        Capital Structure of Parent. The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock, of which 402,034,877 shares were outstanding as of the close of business on September 30, 2005, and 50,000,000 shares of Preferred Stock having a par value $1.00 per share (the “Parent Preferred Shares”), of which zero shares are outstanding as of the date hereof. All of the outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. Parent has no Parent Common Stock or Parent Preferred Shares reserved for issuance, except that, as of September 30, 2005, 2,703,923 shares of Parent Common Stock reserved for issuance pursuant to Parent’s 1995 Incentive Stock Plan, 80,107 shares of Parent Common Stock reserved for issuance pursuant to Parent’s 1996 Restricted Stock Plan, 11,436,492 shares of Parent Common Stock reserved for issuance pursuant to Parent’s 2001 Incentive Compensation Plan, 17,000,000 shares of Parent Common Stock reserved for issuance pursuant to Parent’s 2005 Long-Term Incentive Plan; 1,183,628 shares of Parent Common Stock reserved for issuance under Parent’s dividend reinvestment plan; and 1,497,689 shares of Parent Common Stock reserved for issuance pursuant to Parent’s 401(k) plan (“Parent’s 401(k) Plan”) (together, the “Parent Stock Plans”). Each of the outstanding shares of capital stock of each of Parent’s Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by Parent or by a direct or indirect wholly-owned subsidiary of Parent, free and clear of any Lien. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue, transfer or sell any shares of capital stock or other securities of Parent or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities

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of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

(d)	Corporate Authority.

(i)         No vote of holders of capital stock of Parent is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate or company power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(ii)         Prior to the Effective Time, Parent will have taken all necessary action to permit it to issue the number of shares of Parent Common Stock required to be issued pursuant to Article IV. The Parent Common Stock, when issued, will be validly issued, fully paid and nonassessable, and no stockholder of Parent or other Person will have any preemptive right of subscription or purchase in respect thereof. The Parent Common Stock, when issued, will be registered under the Securities Act and Exchange Act and registered or exempt from registration under any applicable state securities or “blue sky” laws.

(e)        Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the HSR Act, the Securities Act and the Exchange Act, (C) required to be made with the NYSE, and (D) other foreign approvals, state securities, takeover and “blue sky” laws, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Parent Material Adverse Effect.

(ii)         The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of Parent and Certificate of Formation and Operating Agreement of Merger Sub or the comparable governing instruments of any of its Significant Subsidiaries, (B) a breach or violation of, a termination (or right of termination) or a default under, the loss of any benefit under, the acceleration of any obligations or the creation of a Lien on the assets of Parent or

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any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any of the Contracts, except, in the case of clause (B) or (C) above, for breach, violation, termination, default, acceleration or creation that, individually or in the aggregate, is not reasonably likely to have a Parent Material Adverse Effect.

(f)         Parent Reports; Financial Statements. Parent has delivered to the Company each registration statement, report, proxy statement and information statement prepared by it since December 31, 2004 (the “Parent Audit Date”), including (i) Parent’s Annual Report on Form 10-K for the year ended December 31, 2004, and (ii) Parent’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2005, and June 30, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the “Parent Reports”). As of their respective dates (or if amended, as of the date of such amendment), the Parent Reports did not, and any Parent Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, retained earnings and changes in financial position, as the case may be, of Parent and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to normal year end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be otherwise noted therein.

(g)        Absence of Certain Changes. Except as disclosed in the Parent Reports filed prior to the date hereof, since the Parent Audit Date, Parent and its Significant Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been any change in the financial condition, properties, prospects, business or results of operations of Parent and its Subsidiaries or any development or combination of developments of which management of Parent has knowledge that, individually or in the aggregate, has had or is reasonably likely to result in a Parent Material Adverse Effect.

(h)        Brokers and Finders. Neither Parent nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any

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brokerage fees, commissions or finders fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has employed Petrie, Parkman & Co., Inc. and Goldman, Sachs & Co. as its financial advisors, the arrangements with which have been disclosed in writing to the Company prior to the date hereof.

ARTICLE VI

COVENANTS

6.1        Interim Operations. The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement):

(a)        the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, distributors, creditors, lessors, employees and business associates;

(b)        it shall not (i) issue, sell, pledge, dispose of or encumber any capital stock owned by it in any of its Subsidiaries; (ii) amend its certificate of incorporation or by-laws or, amend, modify or terminate the Rights Agreement; (iii) split, combine or reclassify its outstanding shares of capital stock; (iv) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock other than dividends from its direct or indirect wholly-owned Subsidiaries and other than regular quarterly cash dividends not in excess of $0.055 per Share; or (v) repurchase, redeem or otherwise acquire, except in connection with the Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

(c)        neither it nor any of its Subsidiaries shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable or exercisable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or any Voting Debt or any other property or assets (other than in accordance with the Rights Agreement and other than Shares issuable pursuant to options and other stock-based awards outstanding on the date hereof under the Stock Plans); (ii) other than in the ordinary and usual course of business, transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any other property or assets (including capital stock of any of its Subsidiaries) or incur or modify any material indebtedness or other liability; (iii) (A) make or authorize or commit for any capital expenditures other than capital expenditures (a) in the aggregate amount remaining in the capital appropriations/spending budgets set forth in the Company

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Disclosure Schedule after deducting amounts previously authorized or committed by the Company with respect to calendar year 2005 and (b) in amounts not in excess of $2 million individually and $10 million in the aggregate with respect to all unbudgeted capital expenditures, or (B) by any means, make any acquisition of, or investment in, assets or stock of or other interest in, any other Person or entity for consideration in excess of (a) in the aggregate amount remaining in the acquisitions budget set forth in the Company Disclosure Schedule after deducting amounts previously spent by the Company with respect to acquisitions and investments in calendar year 2005 and (b) in amounts not in excess of $2 million individually and $10 million in the aggregate with respect to all unbudgeted acquisitions; and (iv) enter into any joint venture agreement, partnership agreement or similar agreement with any Person;

(d)        except as set forth in Sections 5.1(h)(i) and 5.1(h)(xii) of the Company Disclosure Schedule, or as otherwise required by applicable Law, neither it nor any of its Subsidiaries shall (i) grant or provide any severance or termination payments or benefits to any director, officer or Employee of the Company or any of its Subsidiaries except, in the case of Employees who are not officers, in the ordinary course of business consistent with past practice, (ii) increase the compensation, bonus or pension, welfare, profit-sharing, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or Employee of the Company or any of its Subsidiaries, except for increases in base salary in the ordinary course of business consistent with past practice for Employees who are not officers, (iii) enter into, adopt, extend or renew any employment, severance, change in control, termination, deferred compensation or other similar agreement with any director, officer or Employee of the Company or any of its Subsidiaries, (iv) establish, adopt, amend, suspend, terminate or exercise any discretion under any Company Benefit Plan or amend the terms of or exercise any discretion under any Company Options or Company Awards, (v) take any action to fund or in any other way secure the payment of compensation or benefits under any Company Benefit Plan, (vi) take any action to accelerate the vesting or payment of any compensation or benefits under any Company Benefit Plan, to the extent not already provided for under any such Company Benefit Plan, (vii) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (viii) forgive any loans to directors, officers or Employees of the Company or any of its Subsidiaries;

(e)        prior to making any written or oral communications to any of its or its Subsidiaries’ directors, officers or Employees pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, it shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the intended communication, and Parent and the Company shall cooperate in providing any such communication;

(f)         except in the ordinary and usual course of business, neither it nor any of its Subsidiaries shall settle or compromise any material claims or litigation or

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modify, amend or terminate any of its material Contracts or waive, release or assign any material rights or claims;

(g)        neither it nor any of its Subsidiaries shall make any Tax election or permit any insurance policy naming it as a beneficiary or loss-payable payee to be cancelled or terminated except in the ordinary and usual course of business;

(h)        neither it nor any of its Subsidiaries shall take any action or omit to take any action that would cause any of its representations and warranties herein to become untrue in any material respect;

(i)         neither it nor any of its Subsidiaries will authorize or enter into any Hedges;

(j)         neither it nor any of its Subsidiaries will enter into any agreement that limits (other than in an insignificant manner) the ability of the Company or any Subsidiary of the Company, or would limit (other than in an insignificant manner) the ability of Parent or any Subsidiary of Parent after the Effective Time, to compete in or conduct any line of business or compete with any Person in any geographic area or during any period, it being understood that any restriction that by its terms does not extend more than six months beyond the Effective Time shall be deemed to be insignificant;

(k)        neither it nor any of its Subsidiaries will enter into any marketing Contract with respect to natural gas for a term longer than 31 days from the date of such Contract (or six months in the case of Bolivia);

(l)         neither it nor any of its Subsidiaries will enter into any marketing Contract with respect to crude oil for a term longer than two full months from the last day of the calendar month in which such Contract is entered into; and

(m)       neither it nor any of its Subsidiaries will authorize or enter into an agreement to do any of the foregoing.

6.2        Acquisition Proposals. The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause its and its Subsidiaries’ employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or 15% or more of the assets or any equity securities of, it or any of its Subsidiaries (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries’ employees, agents and representatives

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(including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors from (i) complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; and (ii) at any time prior, but not after, this Agreement is submitted for a vote at the Stockholders Meeting, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal if the Board of Directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement, (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal, or (C) recommending such an Acquisition Proposal to the stockholders of the Company, if and only to the extent that (x) in each such case referred to in clause (A), (B) or (C) above, the Board of Directors of the Company determines in good faith after consultation with outside legal counsel that such action is likely to be required in order for its directors to comply with their respective fiduciary duties under applicable law and (y) in each case referred to in clause (B) or (C) above, the Board of Directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, is reasonably likely to result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement. The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company agrees that it will notify Parent immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers and thereafter shall keep Parent informed, on a current basis, on the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

6.3        Information Supplied. (a) The Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and Parent shall prepare and file with the

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SEC the Registration Statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (including the proxy statement and prospectus (the “Prospectus/ Proxy Statement”) constituting a part thereof) (the “S-4 Registration Statement”) as promptly as practicable. Parent and the Company each shall use its reasonable best efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the stockholders of the Company. Parent shall also use its reasonable best efforts to satisfy prior to the effective date of the S-4 Registration Statement all necessary state securities law or “blue sky” notice requirements in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

(b)        The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company and Parent will cause the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act and the rules and regulations thereunder.

6.4        Stockholders Meeting. The Company will take, in accordance with applicable law and its certificate and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the adoption of this Agreement. Subject to fiduciary obligations under applicable law, the Company’s Board of Directors shall recommend such adoption and shall take all lawful action to solicit such approval. Notwithstanding anything to the contrary in this Agreement, the obligation of the Company to convene a Stockholders Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal with respect to it, or by any change of recommendation of the Company’s Board of Directors. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.

6.5        Filings; Other Actions; Notification. (a) The Company and Parent each shall use its reasonable best efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated the date on which the S-4 Registration

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Statement shall become effective and addressed to the other party and its directors, in form and substance customary for “comfort” letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

(b)        The Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that nothing in this Agreement shall require, or be construed to require, Parent to proffer to, or agree to, sell or hold separate and agree to sell, before or after the Effective Time, any assets, businesses, or interest in any assets or businesses of Parent, the Company or any of their respective affiliates (or to consent to any sale, or agreement to sell, by the Company of any of its assets or businesses) or to agree to any material changes or restriction in the operations of any such assets or businesses. Subject to applicable laws relating to the sharing of information, Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Prospectus/Proxy Statement). In exercising the foregoing right, each of the Company and Parent shall act reasonably and as promptly as practicable.

(c)        The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d)        Subject to applicable law and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or

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any Governmental Entity with respect to such transactions. The Company and Parent each shall give prompt notice to the other of any change that is reasonably likely to result in a Company Material Adverse Effect or a Parent Material Adverse Effect, respectively.

6.6        Taxation. Subject to Section 6.2, neither Parent nor the Company shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.7        Access. Subject to applicable law relating to the sharing of information, upon reasonable notice, and except as may otherwise be required by applicable law, each party shall (and shall cause its Subsidiaries to) afford the other party’s officers, employees, counsel, accountants and other authorized representatives (“Representatives”) reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.7 shall affect or be deemed to modify any representation or warranty made by such party, and provided, further, that the foregoing shall not require such party (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of such party, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if such party shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of such party or any of its Subsidiaries. All requests for information made pursuant to this Section 6.7 shall be directed to an executive officer of the Company or such Person as may be designated by either of their executive officers, as the case may be. All such information shall be governed by the terms of the Confidentiality Agreement.

6.8        Affiliates. Prior to the date of the Stockholders Meeting, Parent shall deliver to the Company a list of names and addresses of those Persons who are, in the opinion of the Parent, as of the time of the Stockholders Meeting referred to in Section 6.4, affiliates of the Company, within the meaning of Rule 145 under the Securities Act (“affiliates”). The Company shall provide to Parent such information and documents as Parent shall reasonably request for purposes of reviewing such list. There shall be added to such list the names and addresses of any other Person subsequently identified by either Parent or the Company as a Person who may be deemed to be such an affiliate of the Company; provided, however, that no such Person identified by Parent shall be added to the list of affiliates of the Company if Parent shall receive from the Company, on or before the date of the Stockholders Meeting, an opinion of counsel reasonably satisfactory to Parent to the effect that such Person is not such an affiliate. The Company shall exercise its reasonable best efforts to deliver or cause to be delivered to Parent, prior to the date of the Stockholders Meeting, from each affiliate of the Company identified in the foregoing list (as the same may be supplemented as aforesaid), a letter dated as of the

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Closing Date substantially in the form attached as Exhibit A (the “Affiliates Letter”). Parent shall not be required to maintain the effectiveness of the S-4 Registration Statement or any other registration statement under the Securities Act for the purposes of resale of Parent Common Stock by such affiliates received in the Merger and Parent may direct the Exchange Agent not to issue certificates representing Parent Common Stock received by any such affiliate until Parent has received from such Person an Affiliates Letter. Parent may issue certificates representing Parent Common Stock received by such affiliates bearing a customary legend regarding applicable Securities Act restrictions and the provisions of this Section 6.8.

6.9        Stock Exchange Listing and De-listing. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for listing on the NYSE subject to official notice of issuance, prior to the Closing Date. The Surviving Entity shall use its reasonable best efforts to cause the Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

6.10      Publicity. The Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or by the request of any Government Entity.

6.11      Employee Benefits - General. Parent agrees that, as soon as reasonably practicable following the Effective Time, Employees who are eligible to participate in Company Benefit Plans and who are employed by Parent or any of its Subsidiaries after the Effective Time (“Continuing Employees”) will be eligible to participate in employee benefit plans of Parent or its Subsidiaries on substantially the same terms and conditions as similarly situated employees of Parent or its Subsidiaries, taking into account, as of the Effective Time, the service by Continuing Employees prior to the Effective Time described in the next following sentence. Except as set forth in Section 6.11 of the Parent Disclosure Schedule, Parent will cause any employee benefit plans in which the Continuing Employees are eligible to participate to take into account, for purposes of eligibility and vesting thereunder, but not for purposes of benefit accrual, not for purposes of qualifying for any subsidized early retirement benefits, and not to the extent that it would result in any duplication of benefits, service by Continuing Employees prior to the Effective Time as if such service were with Parent, to the same extent such service was credited under a Company Benefit Plan. Parent shall credit any vacation balances existing at the Effective Time for each Continuing Employee; provided, that any amount of vacation accrued under Parent’s policy by reason of such Continuing Employee’s post-Closing service with Parent or any of its Subsidiaries shall be adjusted to the extent necessary so that in no event will the aggregate amount of vacation accrued by such Continuing Employee for the year in which the Closing occurs for pre-Closing service

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with the Company and its Subsidiaries plus post-Closing service with Parent and its Subsidiaries exceed the amount of vacation such Continuing Employee would have accrued for that year under Parent’s vacation policy had such Continuing Employee been employed only by Parent for the entire year. For Continuing Employees, under the medical plans of Parent and its Subsidiaries for the calendar year in which the Closing occurs, (i) Parent shall cause there to be waived any pre-existing conditions, actively at work requirements and waiting periods or other eligibility requirements; and (ii) to the extent that any such Continuing Employee has satisfied, in whole or in part, any annual deductible under a Company medical plan, or has paid any out of pocket expenses pursuant to any such plan’s coinsurance provision, in each case, with respect to the calendar year in which the Closing occurs, such amount shall be counted toward the satisfaction of any applicable deductible or out of pocket expense maximum, respectively, under Parent’s medical plans. Parent shall, or shall cause the Surviving Entity to, honor all employee benefit obligations to Employees receiving disability payments or on disability status or with outstanding balances or claims, as applicable, at the Effective Time under the Company Group Health and Lower Tax Plan and the Company Group Life and Disability Plan (both of which are listed in Section 5.1(h)(i) of the Company Disclosure Schedule).

(a)        401(k) Plan. Each Continuing Employee who is eligible to participate in the Vintage Petroleum, Inc. 401(k) plan (the “Company’s 401(k) Plan”) immediately prior to the Effective Time shall be eligible to participate in Parent’s 401(k) Plan after the Effective Time. The Company shall cause the Company’s 401(k) Plan to be terminated effective not later than the Closing Date and shall apply to the IRS for a favorable determination letter regarding the qualification of the Company’s 401(k) Plan upon termination. Following Parent’s receipt of a copy of such a favorable determination letter, Parent will cause Parent’s 401(k) Plan to permit each Continuing Employee, at his or her option, to roll over to Parent’s 401(k) Plan a distribution of his or her account balances from the Company’s 401(k) Plan (including cash and any outstanding loan balances, but excluding rollovers in kind) under the terms and conditions established by Parent’s 401(k) Plan. Except as set forth in Section 6.11 of the Parent Disclosure Schedule, Parent will cause Parent’s 401(k) Plan in which Continuing Employees are eligible to participate to take into account, for purposes of eligibility and vesting thereunder, but not to the extent that it would result in any duplication of benefits, service by Continuing Employees before the Closing Date as if such service had been with Parent, to the same extent such service was credited under the Company’s 401(k) Plan.

(b)        Nothing contained in this Agreement or in the Parent Disclosure Schedule shall obligate Parent, the Surviving Entity or any of their affiliates to (i) maintain any particular compensation or benefit plan or (ii) employ or retain the employment of any particular employee.

(c)        Access to Employees. From the date following the date hereof that is mutually agreed upon between the parties (which shall not be later than 30 days following the date hereof), the Company shall cooperate with Parent in permitting Parent

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reasonable access to Employees (i) to interview during normal business hours, (ii) to seek consent from any Employees to perform background checks and drug testing, consistent with Parent's policies and (iii) to communicate to Employees any information concerning employment with Parent or its Subsidiaries in accordance with this Agreement. Not later than five business days after the date hereof, the Company shall make available to Parent a list of all Employees, including, for each Employee, the Employee’s name, title, salary, work location, status (active, on leave, etc.), date of birth, “exempt” or “non-exempt” status, and full or part time status.

6.12      Expenses. The Surviving Entity shall pay all charges and expenses, including those of the Exchange Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Entity for such charges and expenses. Except as otherwise provided in Section 8.5(b), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement shall be shared equally by Parent and the Company.

6.13      Indemnification; Directors’ and Officers’ Insurance. (a) Parent agrees that, from and after the Effective Time, it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws or pursuant to other agreements in effect on the date hereof to indemnify such Person (and Parent shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Delaware law and the Company’s certificate of incorporation and by-laws shall be made by independent counsel selected by the Surviving Entity.

(b)        Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.13, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Entity shall have the right to assume the

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defense thereof and Parent shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent shall not be liable for any settlement effected without its prior written consent; and provided further, that Parent shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

(c)        The Surviving Entity shall maintain the Company’s existing officers’ and directors’ liability insurance (“D&O Insurance”) for a period of six years after the Effective Time so long as the annual premium therefor (on an annualized basis) is not in excess of 2.0 times the last annual premium paid prior to the date hereof (the “Current Premium”); provided, however, that if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Entity will use its reasonable best efforts to obtain as much D&O Insurance as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 2.0 times the Current Premium.

(d)        The provisions of this Section 6.13 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

6.14	Other Actions by the Company and Parent.

(a)        Indenture Matters. Parent and the Company shall, and shall cause their respective Subsidiaries to, take all actions that are reasonably necessary or appropriate in order for the Surviving Entity to succeed to, assume or modify, as the case may be, the indentures governing the outstanding publicly held debt securities of the Company referred to in the Company Reports in order to avoid defaults thereunder as a result of the consummation of the Merger.

(b)        Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and its Board of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

(c)        Dividends. The Company shall coordinate with Parent the declaration, setting of record dates and payment dates of dividends on Shares so that holders of Shares do not receive dividends on both Shares and Parent Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on

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either Shares or Parent Common Stock received in the Merger in respect of any calendar quarter.

(d)        Section 16 Matters. The Board of Directors of the Company and Parent shall, prior to the Effective Time, take all such actions as may be necessary or appropriate pursuant to Rule 16b-3(d) and Rule 16b-3(e) under the Exchange Act to exempt (i) the conversion of Shares into Parent Common Stock and (ii) the cancellation of Company Options and Company Awards for cash pursuant to the terms of this Agreement by officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act or by employees of the Company who may become an officer or director of Parent subject to the reporting requirements of Section 16(a) of the Exchange Act. In furtherance of the foregoing, prior to the Effective Time, the Board of Directors of the Company shall adopt resolutions that specify (A) the name of each individual whose disposition of Shares (including Company Options and Company Awards) is to be exempted, (B) the number of Shares (including Company Options and Company Awards) to be disposed of by each such individual, and (C) that the approval is granted for purposes of exempting the disposition from Section 16(b) of the Exchange Act under Rule 16b-3(e) of the Exchange Act. Parent and the Company shall provide to counsel of the other party for its review copies of such resolutions to be adopted by the respective Boards of Directors prior to such adoption and the Company shall provide Parent with such information as shall be reasonably necessary for Parent’s Board of Directors to set forth the information required in the resolutions of Parent’s Board of Directors.

ARTICLE VII

CONDITIONS

7.1        Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a)        Stockholder Approval. This Agreement shall have been duly approved by holders of Shares constituting the Company Requisite Vote in accordance with applicable law and the certificate and by-laws of the Company.

(b)        NYSE Listing. The shares of Parent Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

(c)        Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated and, other than the filing provided for in Section 1.3, all domestic and foreign notices, reports, applications and other filings required to be made prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries with, and all domestic and foreign consents, registrations, approvals, permits, clearances and authorizations required

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to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries from, any Governmental Entity (collectively, “Governmental Consents”) in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company, Parent and Merger Sub shall have been made or obtained (as the case may be).

(d)        Litigation. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, law, ordinance, rule, regulation, judgment, determination, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”), and no Governmental Entity or any other Person shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

(e)        S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened, by the SEC.

(f)         Blue Sky Approvals. Parent shall have received all state securities and “blue sky” permits and approvals necessary to consummate the transactions contemplated hereby.

7.2        Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties. (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Company Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than Section 5.1(b), which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate,

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has had or is reasonably likely to have a Company Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by an executive officer of the Company to the effect that such executive officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b)        Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

(c)        Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Contract (including each Hydrocarbon Contract and any material contract related to the transportation or marketing of Hydrocarbons) to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect and is not reasonably likely to prevent or to materially burden or materially impair the ability of the Company to consummate the transactions contemplated by this Agreement.

(d)        Tax Opinion. Parent shall have received the opinion of McKee & Nelson LLP, tax counsel to Parent, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Parent, Merger Sub, the Company or others reasonably requested by counsel.

(e)        Dissenting Shares. The aggregate amount of Dissenting Shares shall be less than 10% of the total outstanding Shares at the Effective Time.

(f)         Affiliates Letters. Parent shall have received an Affiliates Letter from each Person identified as an affiliate of the Company pursuant to Section 6.8.

(g)        Accountant Letter. Parent shall have received, in form and substance reasonably satisfactory to Parent, from Ernst & Young LLP the “comfort” letter described in Section 6.5(a).

7.3        Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)        Representations and Warranties. (i) The representations and warranties of Parent set forth in this Agreement that are qualified by reference to Parent Material Adverse Effect shall be true and correct as of the date of this Agreement and as

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of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of Parent set forth in this Agreement that are not qualified by reference to Parent Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.3(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of Parent (other than Section 5.2(c), which must be true and correct in all material respects) are not so true and correct unless the failure of such representations and warranties of Parent to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect; and (iii) the Company shall have received at the Closing a certificate signed on behalf of Parent by an executive officer of Parent to the effect that such executive officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b)        Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by an executive officer of Parent to such effect.

(c)        Tax Opinion. The Company shall have received the opinion of Conner & Winters, LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of Parent and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

(d)        Accountant Letters. The Company shall have received, in form and substance reasonably satisfactory to the Company, from KPMG LLP the “comfort” letter described in Section 6.5(a).

ARTICLE VIII

TERMINATION

8.1        Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective Boards of Directors.

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8.2        Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of either Parent or the Company if (i) the Merger shall not have been consummated by March 1, 2006, whether such date is before or after the date of approval by the stockholders of the Company (the “Termination Date”); (ii) the Stockholders Meeting shall not have been held by the Termination Date or the approval of the Company’s stockholders required by Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 8.2(ii) shall not be available to the Company where the failure to obtain Company stockholder approval shall have been caused by the action or failure to act by the Company and such action or failure to act constitutes a material breach by the Company of this Agreement; or (iii) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of the Merger to be consummated.

8.3        Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by action of the Board of Directors of the Company, if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

8.4        Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of Parent, if (i) the Board of Directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within five business days after a written request by Parent to do so, (ii) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company, or (iii) the Company or any of the other Persons described in Section 6.2 as affiliates, agents or representatives of the Company shall have violated Section 6.2.

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8.5        Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

(b)        In the event that this Agreement is terminated by Parent pursuant to Section 8.4(i) or Section 8.4(iii) other than a failure to obtain the consent of the Company’s stockholders, then the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $75,000,000 by wire transfer of immediately available funds (the “Termination Fee”). The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the rate of LIBOR plus 100 basis points in effect on the date such payment was required to be made from the date such payment was required to be made through the date of payment.

ARTICLE IX

MISCELLANEOUS AND GENERAL

9.1        Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Sections 6.6 (Taxation), 6.9 (Stock Exchange Listing and De-listing), 6.12 (Expenses) and 6.13 (Indemnification; Directors’ and Officers’ Insurance) shall survive the consummation of the Merger. This Article IX, the agreements of the Company, Parent and Merger Sub contained in Section 6.12 (Expenses), Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2        Modification or Amendment. Subject to the provisions of applicable law, at any time prior to the Effective Time, this Agreement may be amended, modified or supplemented in writing by the parties hereto, by action of the Board of Directors of the respective parties.

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9.3        Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

9.4        Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5        GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN

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INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

9.6        Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

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if to Parent or Merger Sub

Occidental Petroleum Corporation

10889 Wilshire Boulevard

Los Angeles, CA 90024

Attention: Todd Stevens

    Linda S. Peterson

Fax: (310) 443-6435

(with a copy to

Sullivan & Cromwell LLP

1888 Century Park East

Los Angeles, CA 90067

Attention: Alison S. Ressler

Fax: (310) 712-8800)

if to the Company

Vintage Petroleum, Inc.

110 West Seventh Street

23rd Floor

Tulsa, Oklahoma  74119

Attention:  Robert W. Cox

Fax:  (918) 588-9781

(with a copy to

Conner & Winters, LLP

3700 First Place Tower

15 East Fifth Street

Tulsa, OK 74103-4344

Attention: Robert A. Curry

Fax: (918) 586-8548)

or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above.

9.7        Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Disclosure Schedule and the Confidentiality Agreement, dated July 28, 2005, between Parent and the Company, as amended on August 1, 2005 (the “Confidentiality Agreement”), constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

9.8        No Third Party Beneficiaries. Except as provided in Section 6.13 (Indemnification; Directors’ and Officers’ Insurance), this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto

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any rights or remedies hereunder. The parties hereto further agree that the rights of third party beneficiaries under Section 6.13 shall not arise unless and until the Effective Time occurs.

9.9        Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Entity to cause such Subsidiary to take such action.

9.10      Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.11      Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

9.12      Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Article or Exhibit, such reference shall be to a Section or Article of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)        The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.13      Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary to be a Constituent Entity in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed

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representations and warranties made with respect to such other subsidiary as of the date of such designation. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

VINTAGE PETROLEUM, INC.

By	/s/ C.C. STEPHENSON, JR.
	Name:	C.C. Stephenson, Jr.
	Title:	Chairman, President and
Chief Executive Officer

OCCIDENTAL PETROLEUM CORPORATION

By	/s/ TODD STEVENS
	Name:	Todd Stevens
	Title:	Vice President–Acquisition
and Corporate Finance

OCCIDENTAL TRANSACTION 1, LLC

By	/s/ TODD STEVENS
	Name:	Todd Stevens
	Title:	Vice President–Acquisition
and Corporate Finance

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DEFINED TERMS

Terms	Section
Acquiring Person	5.1(q)(i)
Acquisition Proposal	6.2
affiliates	6.8
Affiliates Letter	6.8
Agreement	Preamble
Audit Date	5.1(e)
Average Closing Price	4.5(a)
Bankruptcy and Equity Exception	5.1(c)(i)
Bankruptcy Code	5.1(d)(iii)
Certificate	4.1(a)
Certificate of Formation	2.1
Closing	1.2
Closing Date	1.2
Code	Recitals
Company	Preamble
Company Awards	4.5(b)
Company Benefit Plans	5.1(h)(i)
Company Disclosure Schedule	5.1
Company ERISA Affiliate	5.1(h)(v)
Company’s 401(k) Plan	6.11(a)
Company Material Adverse Effect	5.1(a)
Company Non-U.S. Benefit Plans	5.1(h)(i)
Company Option	4.5(a)
Company Pension Plan	5.1(h)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Company Reserve Report	5.1(s)(iii)
Confidentiality Agreement	9.7
Constituent Entities	Preamble
Contracts	5.1(d)(ii)
Continuing Employees	6.11
Costs	6.13(a)
Current Premium	6.13(c)
Delaware Certificate of Merger	1.3
DGCL	1.1
Dissenting Shares	4.1(a)
Dissenting Stockholders	4.1(a)
D&O Insurance	6.13(c)
Effective Time	1.3
Employees	5.1(h)(i)
Environmental Costs	5.1(k)

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Environmental Laws	5.1(k)
Environmental Matter	5.1(k)
Environmental Permits	5.1(k)(ii)
ERISA	5.1(h)(i)
Exchange Act	5.1(d)
Exchange Agent	4.2(a)
Exchange Fund	4.2(a)
Excluded Shares	4.1(a)
GAAP	5.1(e)(i)
Good and Marketable Title	5.1(s)(ii)
Governmental Consents	7.1(c)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(k)
Hedges	5.1(v)
HSR Act	5.1(b)
Hydrocarbon Contracts	5.1(d)(ii)
Hydrocarbons	5.1(d)(ii)
Indemnified Parties	6.13(a)
Intellectual Property	5.1(p)
IRS	5.1(h)(ii)
Joint Venture	5.1(x)
knowledge	5.1(f)
Laws	5.1(i)
Liens	5.1(s)
LLC Act	1.1
Material Contracts	5.1(x)(ii)(E)
Merger	Recitals
Merger Sub	Preamble
Mixed Consideration	4.1(a)
Multiemployer Plan	5.1(h)(iii)
NYSE	5.1(d)(i)
Operating Agreement	2.2
Order	7.1(d)
Parent	Preamble
Parent Audit Date	5.2(f)
Parent Common Stock	4.1(a)
Parent Companies	4.1(a)
Parent Disclosure Schedule	5.2
Parent’s 401(k) Plan	5.2(c)
Parent Material Adverse Effect	5.2(a)
Parent Preferred Shares	5.2(c)
Parent Reports	5.2(f)
Parent Stock Plans	5.2(c)
PBGC	5.1(h)(v)
PCB	5.1(k)

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Person	4.2(a)
Preferred Shares	5.1(b)
Prospectus/Proxy Statement	6.3(a)
Representatives	6.7
Rights	5.1(q)(i)
Rights Agreement	5.1(b)
S-4 Registration Statement	6.3(a)
Sarbanes-Oxley Act	5.1(e)(ii)
SEC	5.1(e)(i)
Securities Act	5.1(d)(i)
Share	4.1(a)
Shares	4.1(a)
Significant Subsidiaries	5.2(a)
Stockholders Meeting	6.4
Stock Plans	5.1(b)
Subsidiary	5.1(a)
Surviving Entity	1.1
Takeover Statute	5.1(j)
Tax	5.1(m)
Taxable	5.1(m)
Taxes	5.1(m)
Tax Return	5.1(m)
Termination Date	8.2
Termination Fee	8.5(b)
Voting Debt	5.1(b)

LA_LAN01:179306.23

EXHIBIT A

Occidental Petroleum Corporation

10889 Wilshire Boulevard

Los Angeles, California 90024

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Vintage Petroleum, Inc. (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 (“Rule 145”) of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”).

I have been further advised that, pursuant to the terms of the Agreement and Plan of Merger, dated as of October 13, 2005 (the “Merger Agreement”), by and among the Company, Occidental Petroleum Corporation (“Parent”) and Occidental Transaction 1, LLC ("Merger Sub"), the Company will be merged with and into Merger Sub (the “Merger”), and I may be eligible to receive shares of common stock of Parent (“Parent Common Stock”) in exchange in part for shares of common stock of the Company owned by me.

I hereby represent, warrant and covenant to Parent that, in the event I receive any Parent Common Stock pursuant to the Merger:

1.          I shall not make any sale, transfer or other disposition of the Parent Common Stock in violation of the Act or the Rules and Regulations.

2.          I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Parent Common Stock to the extent I believed necessary with my counsel or with counsel for the Company.

3.          I have been advised that any issuance of Parent Common Stock to me pursuant to the Merger Agreement will be registered with the SEC on a registration statement on Form S-4. However, I have also been advised that, since at the time the Merger is submitted to the stockholders of the Company for approval, I may be an “affiliate” of the Company, any sale or disposition by me of any of the Parent Common Stock may only be made, in accordance with the provisions of paragraph (d) of Rule 145 under the Act, pursuant to an effective registration statement under the Act or pursuant to an exemption thereunder. I agree that I will not sell, transfer or otherwise dispose of Parent Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act; (ii) such sale, transfer or other disposition is made in conformity with the applicable volume and other limitations of Rule 144 promulgated by the SEC under the Act; or (iii) in the written opinion of counsel, which

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opinion and counsel shall be reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

4.          I understand that Parent is under no obligation to register the sale, transfer or other disposition of the Parent Common Stock by me or on my behalf or to take any other action necessary to make compliance with an exemption from registration available.

5.         I understand that stop transfer instructions will be given to Parent’s transfer agent with respect to Parent Common Stock and that there will be placed on the certificates for the Parent Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be sold or otherwise transferred in accordance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

6.         I also understand that, unless the transfer by me of my Parent Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

“The sale of the shares represented by this certificate has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the shares were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act.”

It is understood and agreed that this letter agreement shall terminate and be of no further force or effect and the legends set forth in paragraphs (5) or (6), as the case may be, above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Parent Common Stock shall have been registered under the Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Parent Common Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Act, or (iii) I am not at the time an affiliate of Parent and have been the beneficial owner of the Parent Common Stock for at least one year (or such other period as may be prescribed by the Act and the Rules and Regulations), and Parent has filed with the SEC all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding 12 months, other than Form 8-K reports, or (iv) I am not and have not been for at least three months an affiliate of Parent and have been the beneficial owner of the Parent Common Stock for at least two years (or such other period as may be prescribed by the Act and the Rules and Regulations), or (v) Parent shall have received a letter from the staff of the SEC, or

2

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a written opinion of counsel, which opinion and counsel shall be reasonably acceptable to Parent, to the effect that the stock transfer restrictions and the legend are not required.

My execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Sincerely,

____________________________________

Dated: _______________________________

Accepted this __ day of _________, 2005

OCCIDENTAL PETROLEUM CORPORATION

By: __________________________________

Name: ________________________________

Title: _________________________________

3

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